                                                                    EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


   The Registrant has three wholly-owned subsidiaries, RCC Network, Inc., RCC Paging, Inc. and RCC Wireless Company, all of which are incorporated in the State of Minnesota. The Registrant also has a subsidiary, MRCC, Inc., which is incorporated in the state of Maine. In addition, the Registrant holds a 51% interest in Wireless Alliance, LLC, a Minnesota limited liability company.